HYPERDYNAMICS
NYSE Amex: HDY

Kent Watts Resigns From Hyperdynamics' Board of Directors

SUGAR LAND, Texas, Sept 30, 2009 /PRNewswire-FirstCall via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced that Kent Watts has resigned from the Company's Board of Directors, effective immediately. Watts formerly served as the Company's Chairman and Chief Executive Officer until July 1, 2009, and had served as a non-executive board member since that time. Watts is expected to remain a major stockholder in Hyperdynamics.

Watts is one of several Hyperdynamics shareholders who own an aggregate 2,406 shares of the Company's Series B Preferred Stock and 4,980,000 warrants. These holders have agreed to convert their preferred stock to approximately 17.8 million Hyperdynamics common shares. The holders will then donate the equivalent of 3 million shares of common stock and warrants to the American Friends of Guinea, a charitable organization through which the Company continues to provide humanitarian aid to the Republic of Guinea. In addition, the holders will surrender the equivalent of 3 million shares of common stock and warrants back to the Company.

The issuance and disbursement of shares will be as follows:

The 2,406 shares of Series B Preferred Stock (par value of $1,000 per share and $0.135 conversion price) will yield 17,822,222 gross shares. Two million of these shares will be donated to the American Friends of Guinea, subject to certain lock-up restrictions, and the remaining 15,822,222 shares will be issued to the holders and the remaining 2 million shares will be given back to the Company. Additionally, the holders will donate 2 million shares to the American Friends of Guinea in annual one-third increments, with 670,000 shares donated on or before July 1, 2010; 670,000 shares donated on or before July 1, 2011; and 660,000 shares donated on or before July 1, 2012.

Of the holders' total warrants to purchase 4,980,000 shares of common stock, 1 million warrants will be donated to the American Friends of Guinea in annual one-third increments, with 333,333 warrants donated on or before July 1, 2010; 333,333 warrants donated on or before July 1, 2011; and 333,334 warrants donated on or before July 1, 2012. An additional 1 million of the holders' warrants will be cancelled.

As a part of this agreement, the holders consent to a lock-up agreement effective immediately whereby they are prohibited from selling shares until July 1, 2010. If market conditions permit, the Company may release up to 1 million common shares from the lock-up restriction.

"The donation of 3 million shares and warrants to the American Friends of Guinea is an extraordinary gesture by Kent and Michael Watts to the people of Guinea," said Ray Leonard, President and Chief Executive Officer of Hyperdynamics. "We thank Kent for his dedicated service during his time at Hyperdynamics."

About Hyperdynamics

Hyperdynamics Corporation is committed to providing energy for the future by exploring internationally for new sources of oil and gas. It holds the largest exploration license in the West African Republic of Guinea covering approximately 31,000 square miles. To find out more about Hyperdynamics, visit its website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements as defined by the U.S. Securities and Exchange Commission regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward-looking statements.

HDY-IR

Contacts: Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner

Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

SOURCE Hyperdynamics Corporation

http://www.hyperdynamics.com